Exhibit 10.8

Amphitrite Digital Incorporated 6501 Red Hook Plaza, 201-465 St. Thomas, USVI 00802 www.amphitritedigital.com

April 1st, 2022

Mike Klaus

16901 Carlson Street

Spring Lake, MI 49456

Re: Director Offer Letter

Dear Mike Klaus;

Amphitrite Digital, Inc., a Territory of the United States Virgin Islands corporation (the “Company”), is pleased to offer you a position as a member of its Board of Directors (the “Board”). Should you choose to accept this position as a member of the Board, this letter shall constitute an agreement (“Offer Agreement”) between you and the Company and contains all the terms and conditions relating to the services you are to provide.

1. Term. This Offer Agreement shall have an initial term thru April 1, 2024 beginning on the date of execution hereof. Your term as director shall continue subject to the provisions in Section 8 below or until your resignation, termination or your successor is duly elected and qualified. The position shall be up for re-election upon the end of your term at the annual shareholders’ meeting and upon re-election, the terms and provisions of this Offer Agreement shall remain in full force and effect.

2. Duties. You shall render services as a member of the Board in accordance with high professional and ethical standards and in accordance with all applicable laws and rules and regulations pertaining to your performance hereunder. You shall be required to attend all meetings of the Board called from time to time either in-person, Zoom or other online conference or by telephone. The services described in this Section 2.1 shall hereinafter be referred to as your “Duties.”

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Offer Agreement. You agree, however, that you do not presently perform and do not intend to perform, during the term of this Offer Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4. Compensation.

4.1. Cash. Commencing on the execution hereof, and upon each anniversary thereof that you remain a director, you shall receive cash compensation of $0 for each calendar year of service under this Offer Agreement on a pro-rated basis. You shall be reimbursed for pre-approved reasonable expenses documented and incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person).

Section 4.2. Restricted Share Grant. Commencing on the execution hereof, and upon each anniversary thereof that you remain a director, you shall be granted that number of common shares of the Company (each, a “Restricted Share Grant”), having a value of $75,000 based upon Board approval or the closing market price of such shares as reported by the Nasdaq Capital or OTC Markets on the date of grant as determined by the Board. The Company shall deliver to you documents evidencing each Restricted Share Grant.

Section 5. Taxes. You are solely responsible for taxes arising out of any compensation paid by the Company to you under this Offer Agreement, and you understand that you will be issued a U.S. Treasury form 1099 for any compensation paid to you by the Company, and understand and agree that the Company shall comply with any tax or withholding obligations as required by applicable law from time to time in connection with this Offer Agreement.

Section 6. No Assignment. Because of the personal nature of the services to be rendered by you, this Offer Agreement may not be assigned by you without the prior written consent of the Company.

Section 7. Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you will comply with the confidentiality obligations in the Confidentiality Agreement attached hereto as Exhibit A and made a part hereof.

Section 8. Termination and Resignation. Your membership on the Company’s Board may be terminated for any or no reason. You may also terminate your membership on the Board for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon its acceptance by the Board, provided, however, that if the Board has not acted on such written notice within thirty days from its date of delivery, then your Resignation shall upon the tenth day be deemed accepted by the Board. Upon the effective date of the termination or delivery of your Resignation to the Company, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any cash compensation (or equivalent value in common shares of the Company) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or delivery of your Resignation.

Section 9. Independent Contractor. You understand, acknowledge and agree that your relationship with the Company is that of an independent contractor and nothing in this Offer Agreement is intended to or should be construed to create a relationship other than that of independent contractor. Nothing in this Offer Agreement shall be construed as a contract of employment/engagement between you and the Company or as a commitment on the part of the Company to retain you in any capacity, for any period of time or under any specific terms or conditions, or to continue your service to the Company beyond any period. You understand that your service is at will.

Section 10. Governing Law; Consent to Jurisdiction. All questions with respect to the construction and/or enforcement of this Offer Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of the Territory of the United States Virgin Islands. The parties hereby consent to the jurisdiction of the United States Virgin Islands courts having jurisdiction over matters for any proceeding arising out of or relating to this Offer Agreement. The parties agree that in any such proceeding, each party shall waive, if applicable, inconvenience of forum and right to a jury.

Section 11. Entire Agreement. This Offer Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof.

Section 12. Amendment. Any term of this Offer Agreement may be amended and observance of any term of this Offer Agreement may be waived only with the written consent of the parties hereto.

Section 13. Waiver. Waiver of any term or condition of this Offer Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Offer Agreement. The failure of any party at any time to require performance by any other party of any provision of this Offer Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Offer Agreement.

Section 14. Counterparts. This Offer Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same Offer Agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

This Offer Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

Amphitrite Digital Inc.

		By:	/s/ Scott Stawski
		Name:	Scott Stawski
		Title:	Chief Executive Officer

AGREED AND ACCEPTED:

By:	/s/ Mike Klaus
Print Name:	Mike Klaus

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